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                                                                 EXHIBIT 11.1

                                 CYTOCARE, INC.

                      COMPUTATION OF PER SHARE INFORMATION

                                                               THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                    JUNE 30,                     JUNE 30,
                                                          ---------------------------    --------------------------
                                                              1995            1994           1995          1994
                                                          ------------     ----------    ------------    ----------
Earnings:
  Net income (loss)   . . . . . . . . . .                 $    916,611     $  651,949    $ 2,009,288     $1,616,793
                                                          ============     ==========    ===========     ==========

Computation of primary per share
 information:
  Shares:
    Number of shares outstanding(b)   . .                    5,190,532      4,893,557     5,173,758       4,890,814
    Add effect of outstanding
       options and warrants (a)   . . . .                      311,477        410,446       342,905         437,069
                                                          ------------     ----------    ----------      ----------
    Number of shares outstanding, as
       adjusted   . . . . . . . . . . . .                    5,502,009      5,304,003     5,516,663       5,327,883
                                                          ============     ==========    ==========      ==========

  Primary earnings per share:
    Net income (loss)   . . . . . . . . .                 $        .17     $      .12    $      .36            $.30
                                                          ============     ==========    ===========     ==========

Computation of fully diluted per
 share information:
  Shares:
    Number of shares outstanding
       per primary computation  . . . . .                    5,190,532      4,893,557     5,173,758       4,890,814
    Add effect of outstanding options and
       warrants (a)   . . . . . . . . . .                      344,541        410,446       399,005         437,069
                                                          ------------     ----------    ----------      ----------
    Number of shares outstanding as
       adjusted   . . . . . . . . . . . .                    5,535,073      5,304,003     5,572,763       5,327,883
                                                          ============     ==========    ==========      ==========

  Fully diluted earnings per share:
    Net income    . . . . . . . . . . . .                 $        .17     $      .12    $      .36      $      .30
                                                          ============     ==========    ==========      ==========
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(a) As determined by the application of the treasury stock method.
(b) Weighted average number of shares outstanding.